Exhibit 99.2

JOINT FILING AGREEMENT

The undersigned agree that this Schedule 13D, and any amendments hereto, relating to the common stock, par value $0.0001 per share, of China HGS Real Estate, Inc. shall be filed on behalf of the undersigned.

Date: December 8, 2021

Goldenmountain Solution Inc.

By:	/s/ Fuying Yan
Name: Fuying Yan
Title: Executive Director

Fuying Yan

By:	/s/ Fuying Yan